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                                                                   EXHIBIT 99.2

                                                          FOR IMMEDIATE RELEASE


                       TOUCHTUNES SIGNS LICENSE AGREEMENT
                       FOR BMI MUSIC IN DIGITAL JUKEBOXES


         Nashville - March 22, 2004 - TouchTunes Music Corporation, the leading provider of digital downloading jukeboxes, has reached an agreement with BMI (Broadcast Music, Inc.) to license the public performance of approximately 4.5 million songs.

         "This is a big plus for our business," said John Perrachon, TouchTunes President and CEO. "This BMI agreement gives us the right to play millions of the popular songs Americans love to hear. Having access to all of BMI's music greatly increases the value of our service to our business clients and provides much more musical entertainment for their customers."

         Prior to the BMI agreement, TouchTunes licensed songs directly from copyright owners, a procedure involving numerous contracts and lengthy negotiations. In a single BMI contract, TouchTunes secures performance copyright clearance from approximately 300,000 songwriters, composers and music publishers in all genres of music.

         "BMI is pleased to reach an agreement with TouchTunes, the leading distributor of digital jukeboxes," said John Shaker, BMI Senior Vice President, Licensing. "Because digital jukeboxes provide consumers with a much larger selection of music, and because consumers play more music on digital jukeboxes, this agreement benefits business owners, copyright owners and consumers alike."


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         Tom Annastas, BMI Vice President, General Licensing, said the digital jukeboxes designed by TouchTunes will more accurately compensate songwriters whose music is performed. "This technology brings greater accountability to the jukebox industry, while reducing the administrative burden for TouchTunes, jukebox operators and BMI," said Annastas.

         With over 7500 digital jukeboxes on location, TouchTunes is the leading provider of digital downloading jukeboxes to coin-operated machine operators across the U.S. The innovative TouchTunes digital jukebox has been designed to offer customers a user-friendly interface, superior sound quality provided by Bose(R) and a wide selection of songs. The boxes provide coin-operated machine operators with financially attractive returns, easy jukebox maintenance and music administration. TouchTunes jukeboxes also protect record companies, songwriters and music publishers from copyright infringement.

         TouchTunes sells its digital jukeboxes to coin-operated machine operators. The TouchTunes music service agreement provides operators with access to numerous services including TouchTunes' music library, music downloading capabilities, statistical information, remote technical maintenance and management of administrative tasks.

         BMI, founded in 1939, is an American performing rights organization that represents more than 300,000 songwriters, composers and music publishers in all genres of music. Through its music performance and reciprocal agreements, it grants businesses and media access to its repertoire of approximately 4.5 million musical works from around the world.




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Contacts:
Jerry Bailey                                         Pat Baird
615-401-2825                                         212-830-2528
jbailey@bmi.com                                      pbaird@bmi.com